UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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KB Home

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Materials
Subject to Completion

KB HOME
10990 Wilshire Boulevard
Los Angeles, California 90024
(310) 231-4000

Bruce Karatz
Chairman and Chief Executive Officer

February 25, 2005
Dear Fellow Stockholder:
Your officers and directors join me in inviting you to attend the Annual Meeting of Stockholders of KB Home at 9:00 a.m. on April 7, 2005 in the Garden Room at the Hotel Bel-Air, 701 Stone Canyon Road, in Los Angeles, California.
The matters expected to be acted on at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition to specific agenda items, by attending the meeting you will have an opportunity to hear about our plans for the future and to meet your officers and directors. Whether or not you plan to attend, please sign and date the enclosed Proxy Card and return it as soon as possible in the envelope provided to ensure that your shares will be represented. You may also vote by calling the 800-number listed on your Proxy Card.
We look forward to seeing you on April 7.
Sincerely,
Bruce Karatz
Chairman and Chief Executive Officer

Preliminary Proxy Materials
Subject to Completion

Notice of Annual Meeting
of Stockholders
To Be Held April 7, 2005
To the Holders of the Common Stock
of KB Home:
The Annual Meeting of Stockholders of KB Home will be held on Thursday,
April 7, 2005 at 9:00 a.m. Los Angeles time in the Garden Room of the Hotel Bel-Air,
701 Stone Canyon Road in Los Angeles, California for the following purposes:
(1) To elect three Class I Directors;
(2) To vote on increasing the number of authorized Common Stock shares from 100 million to 300 million;
(3) To ratify the appointment of Ernst & Young LLP as KB Home’s independent auditors for the fiscal year ending November 30, 2005;
(4) To consider the stockholder proposal included in the accompanying Proxy Statement; and
(5) To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors fixed the close of business on February 14, 2005 as the record date for determination of holders of Common Stock entitled to notice of, and to vote at, the meeting or any adjournment thereof. If you plan to attend the meeting you may be asked to present photo identification and you may be accompanied by one guest only. If you hold your shares in a brokerage account (in “street name”), you will need to bring a copy of a brokerage statement reflecting the shares that you owned on February 14, 2005.
Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy Card and mail it promptly in the envelope provided. You may also vote by calling the 800-number listed on your Proxy Card. Your prompt return of the Proxy Card or telephone vote will ensure that your shares are represented at the meeting and will save the Company the additional expense of soliciting proxies.
By Order of the Board of Directors,
William A. Richelieu
Assistant Corporate Secretary
Los Angeles, California
February 25, 2005

General Information
Corporate Governance Principles and Board Matters
Proposal 1: Election of Directors
Proposal 2: Approval of an Amendment to the Amended Certificate of Incorporation of KB Home to Increase the Number of Authorized Shares of KB Home Common Stock from 100 Million to 300 Million
Proposal 3: Ratification of Independent Auditors
Stockholder Proposal
Beneficial Ownership of Company Stock
Management Development and Compensation Committee Report on Executive Compensation
KB HOME Common Stock Price Performance
Employment Agreements, Change in Control Arrangements, Retirement and Death Benefit Plans
Executive Compensation
Audit and Compliance Committee Report
Independent Auditor Fees and Services
Other Matters

Preliminary Proxy Materials
Subject to Completion

KB HOME

10990 Wilshire Boulevard
Los Angeles, California 90024

Proxy Statement
for
Annual Meeting of Stockholders

To Be Held April 7, 2005

General Information

Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy to be used at the Company’s Annual Meeting of Stockholders to be held on Thursday, April 7, 2005, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. A copy of the Company’s 2004 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended November 30, 2004, including audited financial statements, are also being mailed to stockholders concurrently with this Proxy Statement. It is anticipated that the mailing will commence on or about February 25, 2005.
   You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and promptly return your Proxy Card in the envelope provided. You may also vote by calling the 800-number listed on your Proxy Card. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by written notice to the Company’s Corporate Secretary at the address on page 7, and, if you attend the Annual Meeting, you may vote your shares in person.
   Only holders of record of the [                     ] shares of Common Stock outstanding at the close of business on February 14, 2005 will be entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company’s Grantor Stock Trust, established to assist the Company in meeting its stock-related obligations under various employee benefit programs, held [                     ] shares of Common Stock outstanding for voting purposes as of the record date. These shares are voted by the trustee of the Grantor Stock Trust in accordance with instructions received from employees participating in the Company’s employee stock plans. There is no right to cumulative voting.
   The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the Annual Meeting. All shares of Common Stock represented by valid proxies received pursuant to this solicita-

tion and not revoked will be voted in accordance with the choices specified. In the election of directors, you may vote “for” all nominees or your vote may be “withheld” with respect to one or more of the nominees; votes that are withheld will be counted as present and will have the effect of a negative vote because the election of each director will require affirmative vote of a majority of shares present. On the increase in authorized shares of Common Stock, the ratification of the appointment of the Company’s independent auditors and the stockholder proposal, you may vote “for,” “against,” or “abstain.”
   Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and on the ratification of the appointment of the independent auditors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to the Company will be voted in accordance with the judgment of the person or persons voting the proxies. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of the Company of the three individuals named under “Election of Directors” on pages 10-11, for the increase in authorized shares of Common Stock, for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 30, 2005, and against the stockholder proposal included in this Proxy Statement.
   The persons named as proxies on the enclosed Proxy Card are Bruce Karatz, Chairman and Chief Executive Officer, and Kimberly N. King, Vice President, Associate General Counsel and Corporate Secretary.

Corporate Governance Principles and Board Matters

    KB Home has had a long-standing commitment to sound corporate governance practices. These practices provide an important framework within which the Board of Directors and management can pursue strategic objectives, maintain the Company’s integrity in the marketplace and ensure long-term stockholder value. The Company’s Corporate Governance Principles define the key elements of the Board’s governance philosophy. The Principles are reviewed regularly by the Nominating and Corporate Governance Committee of the Board, and changes are approved by the full Board as appropriate.
   In addition, employees and directors of the Company are expected to apply the highest ethical standards in their representation of the Company and its interests. All KB Home employees and members of the Board of Directors are subject to the Company’s Business Ethics Policy. The Business Ethics Policy is reviewed regularly by the Audit and Compliance Committee of the Board, and changes are approved by the full Board as appropriate.
Director Qualifications and Board Independence
   The Board of Directors has articulated certain criteria in the Corporate Governance Principles that must be met to serve as a director of the Company. Determinations regarding the eligibility of director candidates are made by the Nominating and Corporate Governance Committee. Among other things:

•	directors must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders,

•	all directors are expected to be financially literate,

•	no more than one employee of the Company may serve on the Board at any given time, and

•	consultants, lawyers or bankers who do a significant amount of business with the Company are ineligible to serve as a director.
   The Board further believes that a substantial majority of directors should be independent, and has adopted criteria and guidelines, consistent with those established by the New York Stock Exchange, to assist it in determining independence. In accordance with these criteria, the Board has determined that all currently incumbent KB Home directors, and all nominees for director, are independent except Mr. Karatz, Chairman and Chief Executive Officer of the Company. The independence criteria applied by the Board specify that no director who is a current employee of KB Home may be considered independent. Further, a director will not be considered independent if, within the preceding three years:

•	the director or an immediate family member of the director received more than $100,000 in direct compensation from KB Home or any subsidiary, or joint venture or partnership with KB Home, other than fees directly related to service on KB Home’s Board or on the Board of Kaufman & Broad S.A., the Company’s publicly-held French subsidiary,

•	the director was employed by or affiliated with KB Home’s principal independent auditors,

•	an immediate family member of the director was employed by KB Home as an executive officer or by KB Home’s principal independent auditors in a professional capacity,

•	an executive officer of KB Home was on the compensation committee of the board of directors of a company which employed the director, or which employed an immediate family member of the director as an officer, or

•	the director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with KB Home and the annual revenues derived from that business by either company accounts for more than (a) $1,000,000 or (b) two percent (2%) of the consolidated gross annual revenues of such company, whichever is greater.
   Under the Company’s Corporate Governance Principles, the following commercial or charitable relationships are not, by themselves, considered material relationships that impair a director’s independence:

•	the director is an executive officer of another company that does business with KB Home, provided the annual revenues derived from that business by either company accounts for less than (a) $1,000,000 or (b) two percent (2%) of the consolidated gross annual revenues of such company, whichever is greater, or

•	the director serves as an officer, director or trustee of a charitable organization, and KB Home makes discretionary charitable contributions to that organization, provided such contributions are less than the greater of (a) $100,000 or (b) two percent (2%) of that organization’s total annual charitable receipts.
   In accordance with the foregoing independence criteria, the Board has determined that all non-employee directors, incumbent and standing for election, are independent. The Board has determined that all Board members are financially literate. Furthermore, the Board has also determined that all Committees of the Board, except the Executive Committee, which does not regularly meet, are entirely composed of independent directors within the meaning of the rules of both the Securities and Exchange Commission and the New York Stock Exchange. The Executive Committee is comprised of Messrs. Irani and Nogales, both of whom are independent, and Mr. Karatz, Chairman and Chief Executive Officer of the Company.
Board Structure and Committee Composition
As of the date of this Proxy Statement, the Board has eleven incumbent directors, and the following four committees: (1) Audit and Compliance, (2) Management Development and Compensation, (3) Nominating and Corporate Governance, and (4) Executive. The membership during fiscal 2004 and the function of each of the Committees are described on pages 5-7.
   During 2004, the Board held five meetings. Every KB Home director attended 100% of all Board meetings and meetings of the Committees on which he or she served, except Mr. Moonves, who was absent for one Board and one Committee meeting. Directors are expected to attend Annual Meetings of KB Home stockholders. All directors who were serving at the time attended the 2004 Annual Meeting of KB Home stockholders, which was held on April 1, 2004.
   The chart on page 5 shows the various Committees of the KB Home Board of Directors, the current members of those Committees, and the number of meetings each Committee held during the year.

		Management	Nominating and
	Audit and	Development and	Corporate
Name of Director	Compliance	Compensation	Governance	Executive

Independent Directors
Ronald W. Burkle	X		X
Dr. Ray R. Irani		X*		X*
Kenneth M. Jastrow, II			X
James A. Johnson(a)		X	X*†
J. Terrence Lanni(b)		X	X
Melissa Lora(c)	X
Michael G. McCaffery(d)	X		X
Leslie Moonves(e)		X
Dr. Barry Munitz	X*	X
Luis G. Nogales(f)	X	X		X
Employee Director
Bruce Karatz				X
Number of Meetings in Fiscal 2004	5	3	4	0

X = Member * = Chair † = Presiding Director

(a)	Mr. Johnson’s first meeting as a member of the Management Development and Compensation Committee was on July 1, 2004.

(b)	Mr. Lanni’s first meeting as a member of the Nominating and Corporate Governance Committee was on July 1, 2004.

(c)	Ms. Lora’s first meeting as a member of the Audit and Compliance Committee was on July 1, 2004.

(d)	Mr. McCaffery’s first meeting as a member of the Nominating and Corporate Governance Committee was on July 1, 2004.

(e)	Mr. Moonves’ first meeting as a member of the Management Development and Compensation Committee was on July 1, 2004.

(f)	Mr. Nogales’ first meeting as a member of the Audit and Compliance Committee was on July 1, 2004. Mr. Nogales served on the Nominating and Corporate Governance Committee until April 1, 2004.

     Audit and Compliance Committee. KB Home has a separately-designated standing Audit and Compliance Committee established in accordance with the Securities Exchange Act of 1934, as amended. The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Committee prepares the Audit and Compliance Committee report for inclusion in the annual proxy statement; appoints, evaluates and determines the compensation of the Company’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; pre-approves audit and permitted non-audit services by the Company’s independent auditors; reviews the Company’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on the Company’s financial statements; and annually evaluates its performance and its charter. The Audit and Compliance Committee works closely with management as well as the Company’s independent auditors. The Audit and Compliance Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Board has determined that Ms. Lora qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.
   The report of the Audit and Compliance Committee is included in this Proxy Statement on page 43.
   Management Development and Compensation Committee. The Management Development and Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives; produces an annual report on executive compensation for inclusion in the Company’s annual proxy statement; provides general oversight of the Company’s compensation structure, including the Company’s equity compensation plans and benefits programs; and has the authority to retain compensation consultants, outside counsel and other advisors as it deems necessary to carry out its duties. Other specific duties and responsibilities of the Management Development and Compensation Committee include: administering the Chairman and Chief Executive Officer’s employment agreement and compensation against performance, as well as establishing appropriate levels of short-term and long-term compensation levels for other executive officers and senior management; reviewing and reporting to the Board on the utilization of stock-based incentive plans within the Company; exercising the authority given to it under the Company’s various stock plans, including the determination of the nature and amount of awards to be granted thereunder; reviewing and reporting to the Board on the Company’s activity related to attracting qualified executives and the development of such executives within the Company; and annually evaluating its performance and its charter.
   The report of the Management Development and Compensation Committee is included in this Proxy Statement beginning on page 26.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria set forth in the KB Home Corporate Governance Principles and as otherwise may be established by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and makes recommendations to the Board concerning director compensation. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: regularly assessing the size and composition of the Board; developing membership qualifications for Board Committees; reviewing and recommending to the full Board changes to the Corporate Governance Principles; recruiting new members to the Board; reviewing and recommending proposed changes to the Company’s charter or bylaws; assessing periodically and recommending action with respect to the Company’s stockholder rights plan or other stockholder protections; recommending Board committee assignments; overseeing the evaluation of the Board; and annually evaluating its performance and its charter.
   Executive Committee. The Executive Committee of the Board has the authority of the Board of Directors to act between meetings of the full Board of Directors, except to the extent that such authority may be limited by applicable law. The purpose of the Executive Committee is to provide director oversight and action between regular meetings of the Board to the extent necessary for the Company to operate efficiently. The Executive Committee typically acts only pursuant to authority specifically delegated to it by the full Board of Directors, and all actions taken by the Executive Committee between Board meetings are considered and ratified at the next regular meeting of the full Board. The Executive Committee did not meet in 2004, but acted periodically by written consent.
Copies of Corporate Governance Principles, Business Ethics Policy and Board Committee Charters
   Copies of the Company’s Corporate Governance Principles, Business Ethics Policy and the Charters for all Board Committees can be viewed on and downloaded from our website at http://www.kbhome.com/investor/main. In addition, print copies of the Company’s Corporate Governance Principles, Business Ethics Policy and the Charters for all Board Committees are available without charge to any stockholder who requests a copy by writing to the Corporate Secretary at the address listed below on this page.
Consideration of Director Nominees
Stockholder Nominees. The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described on page 8 under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to maximize the knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications and Board Independence” on pages 3 and 4. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
KB Home
10990 Wilshire Boulevard
Los Angeles, California 90024
   In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual stockholder meeting. Please see

“Stockholder Proposals for 2006 Annual Meeting” on page 45.
     Identifying and Evaluating Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated or arise, the Nominating and Corporate Governance Committee considers various potential candidates to serve as director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board.
Executive Sessions of Independent Directors
Executive sessions of the Company’s independent, non-employee directors are held at least twice a year. The sessions are scheduled and chaired by the Chair of the Nominating and Corporate Governance Committee, who acts as the Presiding Director. Any non-employee director can request an additional executive session.
Communications with the Board
Individuals may communicate with the Board of Directors by writing to the Corporate Secretary at the address set forth on page 7.
Communications with the Independent Directors
Stockholders and other individuals may communicate specifically with non-management directors by submitting written correspondence to the Corporate Secretary at the address set forth on page 7. The Corporate Secretary reviews all such correspondence promptly upon receipt. Correspondence concerning matters within a specific Board committee’s or the Board’s purview, per the Corporate Secretary’s determination, is forwarded to the appropriate committee chair or Board member and/or to the Presiding Director (presently, the Nominating and Corporate Governance Committee chair). Board recipients of such correspondence determine how to address any subject raised therein, including responses to senders and/or related parties, Board committee and/or Board action and follow-up with internal Company management (if any).
Compensation Paid to Board Members
Only non-employee directors receive compensation for their Board service; therefore, Mr. Karatz receives no additional compensation for serving on the Board of KB Home or on the Board of Kaufman & Broad S.A. KB Home directors are compensated on a “Director Year” basis, which is the period between annual meetings of stockholders. Accordingly, the “2004 Director Year” commenced on April 1, 2004, the date of the Company’s 2004 Annual Meeting of Stockholders, and will conclude on April 7, 2005, the date of the Company’s 2005 Annual Meeting of Stockholders.
   Annual Retainer. Each KB Home director receives an annual retainer of $80,000. A director may elect to receive the annual retainer (i) in cash, (ii) in “Stock Units” (as described on page 9) or (iii) in Stock Options. If a director chooses to receive the retainer in cash, it is paid in quarterly installments of $20,000 over the course of the Director Year.
   If a director elects to receive the retainer in Stock Units, the units are granted at the beginning of the Director Year at a value equal to 120% of the cash value of the retainer on the date of grant. A “Stock Unit” is a contract right to receive a share of Common Stock or a cash payment equal to the fair market value of a share of Common Stock. Directors earn the equivalent of cash dividends on, but do not have voting or investment power with respect to, the shares of Common Stock represented by their Stock Units. The shares of Common Stock represented by Stock Units are distributed in-kind or in cash, at the election of the participating director, when the director retires or otherwise leaves the Board.
   If a director elects to receive the annual retainer in Stock Options rather than in cash, the options are granted as of the beginning of the Director Year, have an exercise price equal to the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant, and the number granted are determined by a Black-Scholes ratio of 25%. The Stock Options are fully vested when granted, but cannot be exercised until the earlier to occur of (i) the director’s acquisition and continued ownership of at least 5,000 shares of the Company’s Common Stock or (ii) the director’s retirement or otherwise ceasing to serve on the Board. Stock Options granted to directors have a term of fifteen years, consistent with the Company’s employee stock options.
   Annual Stock Unit Grant. Every non-employee director receives an annual grant of 2,000 Stock Units at the beginning of each Director Year. Directors may elect to receive their annual grant in Stock Options rather than in Stock Units, in which case the Stock Options are granted pursuant to the same terms and conditions as described on page 8 under “Annual Retainer.”
   Committee Chair Retainer. At the beginning of each Director Year, the Chair of the Audit and Compliance Committee receives an additional annual retainer of 500 Stock Units. Chairs of all other Committees of the Board receive annual retainers of 300 Stock Units. Committee Chairs may elect to receive their retainer in Stock Options rather than in Stock Units, in which case the Stock Options are granted pursuant to the same terms and conditions as described on page 8 under “Annual Retainer.”
   Charitable Giving. The Company also maintains a Directors’ Legacy Program under which the Company will make a charitable donation up to $1,000,000 to be allocated to up to five charitable organizations or educational institutions of the director’s choice upon his or her death. The program has no direct compensation value to directors or their families because they do not receive any cash compensation or tax savings. Accordingly, all directors, including employee directors, are eligible to participate in the program. Directors vest in the full donation in five equal annual installments of $200,000; directors must serve on the Board for five consecutive years to be fully vested in the program. To be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization and must qualify to receive tax-deductible donations under the Internal Revenue Code. The program is funded by life insurance contracts maintained by the Company on the lives of the participating directors. This funding is structured such that the life insurance proceeds are expected to equal the cost to the Company of maintaining the program.

Proposals to Be Voted On
Proposal 1:
Election of Directors

    At the Annual Meeting, the Board of Directors will present as nominees and recommend to stockholders that the three persons listed below be elected to the Board of Directors. Messrs. Johnson, Lanni and Munitz are nominated as Class I Directors to serve for a three-year term ending at the 2008 Annual Meeting of Stockholders. Each such Class I director is currently a director of KB Home and is standing for re-election. Should any of these nominees become unable to serve as a director prior to the Annual Meeting, the persons named on the enclosed Proxy Card will, unless otherwise directed, vote for the election of such other person as the Board of Directors may recommend in place of such nominee.
Vote Required
   The election of each nominee will require the affirmative vote of a majority of shares represented at the Annual Meeting.
   Your Board recommends a vote FOR the election to the Board of each of the following nominees. A brief summary of each nominee’s principal occupation, recent professional experience and their directorships, if any, at other public companies is provided below.

James A. Johnson, age 61, has been Vice Chairman of Perseus LLC, a merchant banking and private equity firm since 2001. In 2000, Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. Mr. Johnson was employed by Fannie Mae from 1990 through 1999, where he served as Vice Chairman in 1990, Chairman and Chief Executive Officer from 1991 through 1998 and Chairman of the Executive Committee of the Board in 1999. He serves on the boards of Gannett, Inc., Target Corporation, UnitedHealth Group, The Goldman Sachs Group, Inc., and Temple-Inland Inc. Mr. Johnson has been a member of the Board of Directors since 1992.

J. Terrence Lanni, age 62, has been Chairman of MGM MIRAGE since July 1995, and Chief Executive Officer from June 1995 to December 1999, and since March 2000. Before joining MGM MIRAGE, Mr. Lanni was President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995 and a director from January 1982 to February 1995. Mr. Lanni was elected to the Company’s Board of Directors in August 2003.
Dr. Barry Munitz, age 63, is President and Chief Executive Officer of The J. Paul Getty Trust. From 1991 to 1997, Dr. Munitz was Chancellor of the California State University, the largest system of senior higher education in the United States. He is also a director for Sallie Mae. Dr. Munitz joined the Company’s Board of Directors in 1999.

   The other directors of the Company and their respective principal occupations, business affiliations and other information for at least the past five years are as follows.

Ron Burkle, age 52, is the founder and managing partner of The Yucaipa Companies, a private investment firm based in Southern California. Yucaipa specializes in acquisitions, mergers and management of large retail, manufacturing and distribution companies. Mr. Burkle has served as Chairman of the Board and controlling shareholder of numerous companies including Alliance Entertainment, Dominick’s, Fred Meyer, Ralphs and Food4Less. He is currently a member of the board of Occidental Petroleum Corporation, Yahoo! Inc. and Kaufman & Broad S.A., the Company’s publicly-held French subsidiary. He has been a director of the Company since 1995 and his current term expires in 2007.
Dr. Ray R. Irani, age 70, is Chairman and Chief Executive Officer of Occidental Petroleum Corporation. He joined Occidental in 1983 as Chairman and Chief Executive Officer of Occidental Chemical Corporation, an Occidental subsidiary, and as Executive Vice President of Occidental. In 1984 he was elected to the Board of Directors of Occidental and was named President and Chief Operating Officer. He assumed the responsibilities of Chairman and Chief Executive Officer, in addition to President, in 1990. Dr. Irani was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd., an Occidental affiliate, from 1987 to 1999. Dr. Irani is a director of Lyondell Chemical Company. Dr. Irani has been a director of the Company since 1992 and his current term expires in 2007.

Kenneth M. Jastrow, II, age 57, has been Chairman and Chief Executive Officer of Temple-Inland Inc. since 2000. Prior to that, Mr. Jastrow served as President and Chief Operating Officer in 1998 and 1999, Group Vice President from 1995 until 1998, and as Chief Financial Officer of Temple-Inland from November 1991 until 1999. Mr. Jastrow is also a director of MGIC Investment Corporation. He joined the Company’s Board in December 2001 and his current term expires in 2006.
Bruce Karatz, age 59, has been Chairman of the Company since 1993 and Chief Executive Officer since 1986. Mr. Karatz joined the Company’s predecessor in 1972, and from 1976 through 1980 was President of its French homebuilding subsidiary, Kaufman & Broad S.A. From 1980 until the formation of the Company in 1986, Mr. Karatz was President of Kaufman and Broad Development Group. Mr. Karatz is a director of Honeywell International Inc., Avery Dennison Corporation, Edison International, and Kaufman & Broad S.A., the Company’s publicly-held French subsidiary. Mr. Karatz has been a director of the Company since 1986 and his current term expires in 2006. Mr. Karatz will step down from one of his outside boards prior to the 2006 Annual Meeting of Stockholders.

Melissa Lora, age 42, is the Chief Financial Officer of Taco Bell Corp., a position that she has held since 2001. Ms. Lora joined Taco Bell Corp. in 1987 and has held various positions throughout the company, most recently acting as Regional Vice President and General Manager from 1998 to 2000 for Taco Bell’s operations throughout the Northeastern United States. Ms. Lora joined the Company’s Board of Directors in April 2004 and her current term expires in 2006.
Michael G. McCaffery, age 51, is President and Chief Executive Officer of the Stanford Management Company, which was established in 1991 to manage the $10.9 billion endowment of Stanford University’s financial and real estate investment assets. Previously Mr. McCaffery was Chairman and Chief Executive Officer of Robertson Stephens Investment Bankers, a position he held since 1993. Mr. McCaffery is a director of Western Technology Ventures, The Investment Fund for Foundations, RS Investment Trust and is a member of the Advisory Board of Accel Ventures. Mr. McCaffery was elected to the Company’s Board of Directors in July 2003 and his current term expires in 2006.

Leslie Moonves, age 55, is Co-President and Co-Chief Operating Officer of Viacom and most recently was President and Chief Executive Officer of CBS Corporation, which title he held from 1998 to June 2004, and Chairman since 2003 with responsibility for UPN since January 2002. He joined CBS in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television from 1993, when Warner Bros. and Lorimar Television combined operations. From 1989 to 1993, he was president of Lorimar Television. Mr. Moonves joined the Company’s Board of Directors in April 2004 and his current term expires in 2007.
Luis G. Nogales, age 61, is the Managing Partner of Nogales Investors, LLC, a private equity investment firm. He was Chairman and Chief Executive Officer of Embarcadero Media, Inc. from 1992 to 1997, President of Univision Communications, Inc., from 1986 to 1988, and Chairman and Chief Executive Officer of United Press International from 1983 to 1986. He is a director of Southern California Edison Co., Edison International, Arbitron Inc., and Kaufman & Broad S.A., the Company’s publicly-held French subsidiary. Mr. Nogales has been a director of the Company since 1995 and his current term expires in 2007.

Proposal 2:
Approval of an Amendment to the Amended Certificate of Incorporation of KB Home to Increase the Number of Authorized Shares of KB Home Common Stock from 100 Million to 300 Million

The Company’s Board of Directors proposes to amend the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of KB Home Common Stock. The purpose of the proposal is to enable the Company to effect a two-for-one split of the Common Stock to make it affordable to a broader base of stockholders and to use the Common Stock for other appropriate future corporate purposes. The proposed amendment would increase the number of authorized shares of Common Stock from 100,000,000 shares to 300,000,000 shares.
   The Board of Directors adopted the following proposed amendment to the Company’s Amended Articles of Incorporation at its December 2, 2004 meeting, subject to stockholder approval, and declared the proposed amendment to be advisable:

RESOLVED, that the Amended Certificate of Incorporation of the Corporation be amended to increase the authorized Common Stock and for this purpose Paragraph (a) of Article Fourth thereof shall be struck out in its entirety and shall be replaced with the following new Paragraph (a) of Article Fourth:

FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is 335,000,000, consisting of 300,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), 25,000,000 shares of Special Common Stock, par value $1.00 per share (the “Special Common Stock”) and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).
Current Capital Structure
As of the February 14, 2005 record date, [                     ] shares of Common Stock were issued and outstanding. [                     ] shares of Common Stock were reserved for (1) issuance upon exercise of outstanding stock options and restricted stock awards and (2) stock options and stock awards that may be granted in the future under the Company’s stock option and other equity compensation and incentive programs. [                     ] shares of Common Stock are held by the Company’s grantor trust in connection with the Company’s obligations under various employee benefit plans. Accordingly, there are only [                     ] shares of Common Stock currently available for issuance. There are no shares of Special Common Stock or Preferred Stock currently outstanding.
Reasons for the Proposed Amendment
The Board of Directors believes it is desirable and in the best interests of the Company and stockholders to increase the number of authorized shares of Common Stock from 100 million shares to 300 million shares to pursue a two-for-one stock split in the form of a stock dividend to stockholders and to provide the Company with sufficient authorized shares for appropriate future corporate purposes (which may not require further stockholder action or approval), including, but not limited to, future stock dividends, raising capital through Common Stock offerings, issuing Common Stock in acquisitions or other strategic transactions, and funding future employee benefit plan obligations.

   Under the proposed amendment, each of the newly authorized shares of Common Stock will have the same rights and privileges as currently authorized shares of Common Stock. Adoption of the proposed amendment will not change the par value of the Common Stock. However, the issuance of additional shares of Common Stock under the proposed amendment could dilute the earnings and book value allocable to each share of Common Stock.
   Authorized but unissued shares of Common Stock may also be used to oppose a hostile takeover attempt or to delay or prevent a change in control of the Company. However, the Company has no present intention to issue shares for such purpose. The proposed amendment is based on business and financial considerations. The Company is not aware of any threat of takeover or change in control, nor is the Company proposing to stockholders any anti-takeover measures.
   No stockholder has any preemptive rights regarding future issuances of any shares of Common Stock and, except as stated herein, the Company does not have any current plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock.
Proposed Two-for-One Stock Split
If the proposed amendment is adopted, it will become effective upon filing a Certificate of Amendment to the Company’s Amended Certificate of Incorporation with the Secretary of State of the State of Delaware. Subject to market conditions, the Board of Directors then intends to immediately declare a dividend of one additional share of Common Stock for each share of Common Stock then issued so that the resulting post-split number of shares in each stockholder’s account is twice the pre-split number of shares. Unless a stockholder requests certificated shares from the Company’s transfer agent, the additional share of Common Stock would be issued in book entry form.
   However, without stockholder approval of the proposed amendment, the Company would not have sufficient authorized shares to declare and carry out the proposed two-for-one stock split.
Vote Required
Approval of the proposed amendment to the Company’s Amended Certificate of Incorporation requires an affirmative vote of the holders of a majority in voting power of all outstanding Common Stock.
   Your Board recommends a vote FOR the approval of the proposed amendment to the Company’s Amended Certificate of Incorporation.

Proposal 3:
Ratification of Independent Auditors

The Audit and Compliance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending November 30, 2005. During fiscal 2004, Ernst & Young LLP served as the Company’s independent auditors and also provided certain other audit related services. See “Independent Auditor Fees and Services” on page 44. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.
   Our organizational documents do not require that our stockholders ratify the appointment of Ernst & Young LLP as our independent auditors. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit and Compliance Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit and Compliance Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of KB Home and its stockholders.
Vote Required
Approval of the ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the majority of shares of Common Stock represented at the Annual Meeting.
   Your Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2005 fiscal year.

Stockholder Proposal

Stockholder Proposal Concerning Future Senior Executive Restricted Stock Grants to be Performance and Time Based.
The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, MA 01803-0900, holds 400 shares of Company Common Stock and intends to introduce the following proposal at the Annual Meeting:
   Resolved: That the shareholders of KB Home (“Company”) hereby request that the Board of Directors’ Compensation Committee adopt a performance and time-based restricted share grant program for senior executives that includes the following features:

(1) Operational Performance-Vesting Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program, so that operational performance and time-vesting requirements must be met in order for restricted shares to vest.
   The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.
   Supporting Statement: The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks. We believe that performance and time-vesting restricted shares should be an important component of such a program. In our opinion, performance and time-based restricted shares provide an effective means to tie equity compensation to meaningful operational performance beyond stock price performance.
   A well-designed restricted share program can serve to help focus senior executives on achieving strong operational performance as measured over several years in areas determined by the Board to be important to the long-term success of the Company. The use of operational performance measures in a restricted share program can serve to comple-

ment the stock price performance measures common in senior executive equity compensation plans. In addition to operational performance requirements, time vesting requirements of at least three years will help reinforce the long-term performance orientation of the plan.
   Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate operational performance criteria and associated performance benchmarks. It is requested that detailed disclosure of the performance criteria be provided in the Compensation Committee Report. Further, clear disclosure should be provided on the performance benchmarks associated with each performance criteria to the extent this information can be provided without revealing proprietary information. This disclosure will enable shareholders to assess whether the long-term equity compensation portion of the executive compensation plan provides challenging performance targets for senior executives to meet.
   We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity compensation commensurate with their contributions to long-term corporate performance. We believe such a system best advances the long-term interests of the Company, its shareholders, employees and other important constituents. We urge shareholders to support this important executive compensation reform.
The Board of Directors’ Statement in Opposition.
The Board of Directors’ Management Development and Executive Compensation Committee, comprised exclusively of independent outside directors, is responsible for, among other things, discharging the Board’s responsibility relating to executive compensation programs and policies. The Company’s executive compensation program, of which restricted stock awards are an important component, is designed, in part, to attract, retain and motivate executives of the highest quality; encourage stock ownership by executives to directly align executive interests with stockholder interests; and balance compensation elements to encourage the achievement of both short-term business plans and long-term strategic objectives. Accordingly, the Board believes the Company’s executive compensation program is already substantially based on performance, encourages executives to achieve long-term strategic goals and has effectively aligned management and stockholder interests.
   Under the Company’s current executive compensation program, annual compensation for each Company executive is substantially determined by the achievement of specific individual performance requirements established at the beginning of each fiscal year and by the pre-tax, pre-incentive profit of the Company or a particular business unit. Additional annual incentive awards are granted to executives for improved short-term performance relative to specific and demanding performance requirements established for each grantee.
   Long-term compensation is comprised of the Company’s Unit Performance Program and equity awards. Long-term equity awards are granted solely on the basis of individual performance results. Long-term incentive awards are based on the Company’s cumulative earnings per share and the Company’s (or a particular business unit’s) average pre-tax return on investment over a specified period of years and consist primarily of stock option grants, restricted stock and Performance Unit awards under the Company’s Unit Performance Program. Restricted stock grants currently have a three-year vesting schedule, which, in combination with the aforementioned basis of such awards, underscores the long-term, performance-based nature and focus of the grant.
   The Board believes that conditioning the vesting of restricted stock granted for meeting performance targets on meeting further performance targets could undermine or distort the incentives for senior executives to improve performance that the grants were designed to foster and diminish the retention benefits of a time-based vesting program.
   In addition, the Board believes that the Management Development and Compensation Committee needs to maintain the flexibility to determine the form and nature of restricted stock that may be granted to senior executives in the future and should not be limited to the terms set forth in the proposal. Moreover, requiring the Company to grant restricted stock with vesting conditions that are inconsistent with compensation practices followed by the Company’s competitors could place the Company at a significant disadvantage in recruiting and retaining senior executives.
   The proposed modifications to restricted stock awards are not appropriate at this time. The Company’s current equity plans give the Management Development and Compensation Committee the flexibility to design restricted stock awards in the manner it believes to be necessary to attract and retain senior executives essential to the Company’s future success and to align the interests of those senior executives with the Company’s stockholders. The Board believes that restricting this flexibility is not in the best interests of the stockholders.
Vote Required
Approval of this stockholder proposal requires the affirmative vote of the majority of shares of Common Stock represented at the Annual Meeting.
   Your Board recommends a vote AGAINST this stockholder proposal.

Beneficial Ownership of Company Stock

Directors and Management
The following information is furnished, as of February 14, 2005, to indicate the beneficial ownership of the Company’s Common Stock by each director, nominee for director and each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) individually, and by all directors, Named Executive Officers and other executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. No director, nominee for director, Named Executive Officer or other executive officer owns more than 1% of the Company’s Common Stock, other than Mr. Karatz, who owns [     ]%, and Jeffrey T. Mezger, who owns [     ]%. As a group, all directors, Named Executive Officers and other executive officers of the Company own in the aggregate [          ]% of the Company’s Common Stock.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(a – c)

Ronald W. Burkle	[ ]
Dr. Ray R. Irani	[ ]
Kenneth M. Jastrow, II	[ ]
James A. Johnson	[ ]
Bruce Karatz	[ ]
J. Terrence Lanni	[ ]
Melissa Lora	[ ]
Michael G. McCaffery	[ ]
Leslie Moonves	[ ]
Dr. Barry Munitz	[ ]
Luis G. Nogales	[ ]
Jeffrey T. Mezger	[ ]
Robert Freed	[ ]
Jay Moss	[ ]
Leah S. W. Bryant	[ ]
All directors, Named Executive Officers and other executive officers as a group (25 people)	[ ]

(a)	Included are Stock Units held by non-employee directors under the Non-Employee Directors Stock Plan in the following amounts: Mr. Burkle [ ]; Dr. Irani [ ]; Mr. Jastrow [ ]; Mr. Johnson [ ]; Mr. Lanni [ ]; Ms. Lora [ ]; Mr. McCaffery [ ]; Mr. Moonves [ ]; Dr. Munitz [ ]; and Mr. Nogales [ ].

(b)	Included are shares of Common Stock subject to acquisition within 60 days of February 14, 2005 through the exercise of stock options granted under the Company’s employee stock plans in the following amounts: Mr. Karatz [ ]; Mr. Mezger [ ]; Mr. Moss [ ]; and

Ms. Bryant [ ]; and all executive officers as a group, [ ]. Also included are shares subject to acquisition within 60 days of February 14, 2005 through the exercise of options under the Non-Employee Directors Stock Plan in the following amounts: Mr. Burkle [ ]; Dr. Irani [ ]; Mr. Johnson [ ]; and Mr. Nogales [ ].

(c)	Included are a total of [ ] shares of restricted Common Stock granted under the Company’s employee stock plans. As of February 14, 2005, Mr. Karatz held [ ] shares of restricted Common Stock under a grant made in 1991. These shares were part of a [ ] share grant that vests in equal annual installments over twelve years. The first installment vested in 1994; full vesting will occur in 2005. In addition, for 2004, Mr. Karatz received an award of [ ] shares of restricted Common Stock; the shares vest on January 15, 2007, three years from the date of grant. In accordance with his current employment agreement, which places a $[ ] limit on his cash incentive bonus, these shares represent the portion of his 2004 incentive bonus that was in excess of $[ ]. Also, in 2004, all executive officers, including the Named Executive Officers, received restricted stock grants as part of their equity incentive awards for fiscal 2005. These shares vest on October [ ], and were awarded in the following amounts: Mr. Karatz [ ]; Mr. Mezger [ ]; Mr. Freed [ ]; Mr. Moss [ ]; and Ms. Bryant [ ]; and all executive officers as a group, [ ]. In January 2005, certain executive officers received restricted stock for that portion of their annual incentive bonus that exceeded a specified amount. These shares vest on January 14, 2008, and were awarded to the Named Executive Officers in the following amounts: Mr. Karatz [ ]; Mr. Mezger [ ]; Mr. Freed [ ]; Mr. Moss [ ]; and Ms. Bryant [ ]; and all executive officers as a group, [ ].

Beneficial Owners of More Than 5 Percent
Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, as of February 14, 2005 the only persons or entities, in addition to Mr. Karatz, known to be beneficial owners of more than 5% of the Company’s Common Stock were as follows:

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership (a – c)	Class

KB Home Grantor Stock Trust,	[ ]	[ ]%
Wachovia Bank, N.A., as Trustee,
Institutional Trust and Retirement Services
101 North Main Street
Winston-Salem, North Carolina 27150

FMR Corp.	[ ]	[ ]%
82 Devonshire Street
Boston, Massachusetts 02109

(a)	Pursuant to the amendment to Schedule 13D dated February [ ], 2005 filed with the Securities and Exchange Commission by the KB Home Grantor Stock Trust, Wachovia Bank, N.A., as Trustee (the “GST”), the GST holds all of the shares reported pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and the Trustee disclaim beneficial ownership of the shares reported. The Trustee has no discretion over the manner in which the shares held by the GST are voted. The trust agreement for the GST provides that, as of any given record date, employees who hold unexercised options under the Company’s employee stock option plans will determine the manner in which shares of the Company’s Common Stock held in the GST are voted.

The Trustee will vote the Common Stock held in the GST in the manner directed by those eligible employees who submit voting instructions for the shares. The number of shares as to which any one employee can direct the vote is determined on a pro-rata basis and will depend upon how many employees submit voting instructions to the Trustee. Employees who are also directors of the Company are excluded from voting; accordingly, Mr. Karatz may not direct the vote of any shares in the GST. If all eligible employees submit voting instructions to the Trustee, as of the February 14, 2005 record date for the Annual Meeting, the other Named Executive Officers will have the right to vote the following share amounts: Mr. Mezger [ ]; Mr. Freed [ ]; Mr. Moss [ ]; Ms. Bryant [ ]; and all executive officers as a group, [ ]. If less than all of the eligible employees submit voting instructions, then the foregoing amounts will be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and will not be disclosed to any person, including the Company.

(b)	Pursuant to the amendment to Schedule 13G dated February [ ], 2005 filed with the Securities and Exchange Commission by FMR Corp., [ ] of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of

FMR Corp., as a result of acting as investment advisor to various investment companies (collectively, the “Fidelity Funds”); with respect to these shares, FMR Corp., Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole investment power and the Fidelity Funds’ Boards of Trustees exercises sole voting power. Of the shares reported, [ ] shares are beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp., as to which each of Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, has sole investment and voting power. The remaining [ ] shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR Corp., as to which shares Fidelity International Limited exercises sole investment and voting power.

Management Development and Compensation
Committee Report on Executive Compensation

Compensation Philosophy and Objectives
The Management Development and Compensation Committee of the Company’s Board of Directors provides guidance, recommendations and approvals regarding the Company’s executive compensation programs. The Company designs executive compensation around five key objectives, which comprise the Company’s executive compensation philosophy:

•	closely link executive compensation to the creation of stockholder value,

•	encourage stock ownership by executives to directly align executive interests with stockholder interests,

•	reward contributions that further the Company’s KBnxt operational business model (as described in our 2004 Annual Report to Stockholders) by aligning individual performance measures with the Company’s performance objectives,

•	balance compensation elements to encourage the achievement of both short-term business plans and long-term strategic objectives with a focus on total compensation, and

•	attract, retain and motivate executives of the highest quality.
   Under the Company’s total compensation focus, the Company and the Committee continually analyze both annual and long-term compensation. Annual compensation for each Company executive is comprised of base salary and incentive compensation, the latter typically determined by the pre-tax, pre-incentive profit of the Company (or a particular business unit) and/or individual job performance. The overall amount of annual compensation is determined by specific performance requirements established for each executive at the beginning of the fiscal year. Performance against these requirements is analyzed to ensure that the results achieved are sustainable and that the KBnxt operational business model is being followed.
   Long-term compensation is comprised of the Company’s Unit Performance Program and equity awards. Performance Unit awards are determined by the Company’s cumulative earnings per share and the Company’s (or a particular business unit’s) average pre-tax return on investment over a specified period of years. Long-term equity awards are granted based on individual performance results and build value for each executive grantee in step with improved Company performance.
   This total compensation orientation links a large portion of executives’ compensation directly to the Company’s performance, as well as their individual performance. The Management Development and Compensation Committee believes that this is a balanced approach that motivates the Company’s executives to continually improve the Company’s performance and maintains close alignment with the interests of the Company’s stockholders.
   The Company achieved significant increases in unit deliveries, total revenues, and diluted earnings per share in 2004. Unit deliveries rose 16% from the prior year, to 31,646, while total revenues increased 21% to $7.05 billion. Diluted earnings per share increased 30% to $11.40, establishing a new Company record. The improved results in 2004 were largely due to higher unit delivery volume and expanded operating margins. The Company ended its fiscal year in a strong financial position, including approximately $234 million of cash and stockholders’ equity of $2.06 billion. The Company’s backlog value at November 30, 2004 stood at $4.82 billion, up 57% from the prior year, and reflected 2004 net order growth of 26%.
Compensation in 2004
The following generally describes how the Company’s executive officers and, in particular, the Named Executive Officers, were paid in 2004. Please see the tables under “Executive Compensation” on pages 40-44 for a detailed presentation of the compensation earned by the Named Executive Officers in 2004. The specifics of Chief Executive Officer compensation are addressed separately in this report.
Base Salaries. Base salaries are viewed as compensation for an executive’s ongoing contribution to the performance of the business units for which he or she is responsible. Increases in executive base salaries are made by reference to the Management Development and Compensation Committee’s assessment of each executive’s contribution to the Company’s business and by reference to the Company-wide budgetary guidelines for base salary increases. Executive base salaries are targeted to be competitive with average base salaries paid to executives with comparable responsibilities at other companies in the real estate sector. The Management Development and Compensation Committee reviews analyses by the Company’s Compensation Department and by outside consultants to ensure that base salaries remain competitive and are at least at the median level.
   In 2004, the aggregate average merit increase, of employees receiving merit increases, was 3.5% on an annualized basis. Individual base salary increases were determined by individual performance and contribution levels and ranged from 0% to 8% in 2004, excluding promotional increases. Base salary increases for the Named Executive Officers were consistent with a Company-wide increase in base salaries and the Company’s merit distribution philosophy.
Annual Incentive Awards. Annual incentive awards are paid in cash and, when certain thresholds are met, in shares of Company Common Stock that grantees are restricted from selling for three years after grant (“restricted stock”). These annual incentive awards are intended to reward executives for improved short-term performance as measured against specific performance criteria relative to their respective businesses. Applicable performance criteria are established by the Company at the beginning of the fiscal year and include performance in pre-tax profit, pre-tax return on investment, unit deliveries, unit backlog, community count, customer satisfaction metrics, e.g., J.D. Power rankings and other performance hurdles specific to the executive’s business. In 2003, caps were introduced to limit the amount of compensation paid in cash to certain executives, including each of the Named Executive Officers. To encourage stock ownership and to further align the interests of executives and stockholders, incentive amounts earned in excess of the cap were paid in restricted stock. This approach, also applied in 2004, is intended to motivate executives to improve the Company’s overall performance in a balanced manner. Restricted stock grants paid for annual incentive awards are reflected in the table entitled “Summary Compensation Table” on pages 38-39.
Long-Term Incentive Compensation. Long-term incentive compensation is generally awarded in the form of stock option grants, restricted stock, and Performance Unit awards under the Company’s Unit Performance Program.
   By providing executives with an ownership stake in the Company, stock option and restricted stock grants are intended to align executive interests with stockholder interests and to motivate executives to continually improve the long-term performance of the Company. As shown in the table entitled “Option/ SAR Grants in Last Fiscal Year” on page 40, stock option grants were made in 2004 to each of the Named Executive Officers. Grants made to Company executives, including the Named Executive Officers, during the fourth quarter of fiscal 2004 represent their annual discretionary grants for fiscal year 2005. Beginning in 2003, a portion of the estimated present value of annual equity awards, formerly made only through stock option grants was replaced with an equivalent value of shares of restricted stock. Use of restricted stock as a part of the annual grant process was initiated to encourage direct share ownership by executives and to provide an additional retention incentive for members of the executive team. Options and restricted stock grants are reflected in the table entitled “Summary Compensation Table” on pages 38-39.
   In early 1998, the Committee adopted an Executive Stock Ownership Policy designed to further the Company’s strategy of closely aligning the interests of management and stockholders. The policy requires the Named Executive Officers, as well as all senior corporate and divisional managers, to achieve specified ownership levels of the Company’s Common Stock. The policy has been updated from time to time since its adoption. Current stock ownership targets are based on the average total annual cash compensation (base salary and cash bonus) over a period of two fiscal years for all participants except Mr. Karatz. The target for Mr. Karatz is based on two-times his average total annual cash compensation.
   In 2004, the Management Development and Compensation Committee also made awards of Performance Units under the Unit Performance Program, which was first implemented in 1996. This long-term incentive compensation program is intended to motivate senior management toward improving the Company’s long-term performance by providing incentives tied to specified long-term performance objectives of the Company. Participants in the Unit Performance Program include all executive officers and certain other members of senior management. No employees of Kaufman & Broad S.A., the Company’s publicly traded French subsidiary, participate in the Unit Performance Program.
   The value of Performance Units awarded under the Unit Performance Program is determined over the three-year period that the Performance Units are outstanding by (1) the Company’s cumulative earnings per share and (2) the average pre-tax return on investment of the specific operations for which the participating executive is responsible. The weighting of both factors, as well as the individual performance targets for each executive, are established on an annual basis by the Management Development and Compensation Committee. For all Performance Units awarded to corporate-based executives in 2004, earnings per share will determine 75% of the value of the award and pre-tax return on investment will determine 25% of the value of the award. For awards to division-based executives, earnings per share will determine 50% of the value of the award and pre-tax return on investment will determine 50% of the value of the award. Performance Unit payouts, if any, may be paid in cash or in stock or stock equivalents, at the discretion of Company management. Please see “Long-Term Incentive Plans — Awards in Last Fiscal Year” on pages 41-42 for the Performance Units granted to each Named Executive Officer in 2004.
   The value of Performance Units awarded under the Unit Performance Program is realized, if at all, three years after the date of award. Performance Units awarded at the beginning of fiscal 2001 were paid out in cash based on results measured through the end of fiscal 2004. Please see “Summary Com-

pensation Table” on pages 38-39 for the value of the awards paid to each of the Named Executive Officers upon the vesting of their Performance Units in 2004.
   Decisions made by the Management Development and Compensation Committee in 2003 as a result of a strategic review of the total compensation package for executives also applied in 2004:

•	Under the terms of his employment agreement, the maximum cash value of Mr. Karatz’s annual incentive is capped at a predetermined amount. For fiscal 2004, the Committee implemented similar cash value caps for Regional General Managers, Division Presidents, and certain Corporate Executives. Maximum cash values for annual incentive awards were set at $1,250,000 for Regional General Managers and $750,000 for Division Presidents. Amounts earned in excess of the cash cap were paid in restricted stock.

•	Stock option award practices were modified for all executive officers and certain other senior executives in the most recent fiscal year. When determining award levels, the present value of the award is reviewed for each recipient. As a means to enhance executive retention, approximately 30% of the value of the overall equity award was granted in restricted stock.
Compensation of Chief Executive Officer in 2004. In keeping with the Company’s compensation objectives, Mr. Karatz’s compensation is largely driven by cash and stock-based incentives that are directly tied to the Company’s financial performance. Mr. Karatz entered into an employment agreement with the company in 1995 for a term of six years. In 2001, the Board amended and restated the 1995 agreement and extended the term for an additional seven years, until December 31, 2008. Please see “Employment Agreements” on pages 33-34 for a more detailed description of Mr. Karatz’s employment agreement. The amended and restated agreement provides that the Board of Directors may, in its discretion, increase or decrease Mr. Karatz’s base salary from time to time, provided that any decrease does not fall below $900,000. In 2004, Mr. Karatz’s base salary remained at $1,000,000.
   Mr. Karatz also received an annual incentive bonus of cash and restricted stock for 2004, the amount of which was primarily determined by formulas based on the Company’s pre incentive, pre-tax profit. Mr. Karatz’s 2004 incentive bonus was paid pursuant to the formula in his amended and restated employment agreement. The agreement specifies a $5,000,000 limit on the amount of his bonus that may be paid in cash. For 2004, Mr. Karatz earned $11,750,000 over this cap. Accordingly, in lieu of a cash payment for this amount, Mr. Karatz received an award of 107,397 shares of restricted stock. The number of shares awarded was determined by the market price of the Company’s Common Stock on January 14, 2005, the date which coincided with payment of the cash portion of the incentive award.
   Incentive compensation paid to Mr. Karatz under his employment agreement is made under and subject to the limitations set forth in the Company’s 2001 Stock Incentive Plan, which has been approved by the Company’s stockholders and is designed to qualify incentive compensation in excess of $1,000,000 paid to the Named Executive Officers for a tax deduction under Section 162(m) of the Internal Revenue Code.
   Under his employment agreement Mr. Karatz is also entitled to receive other benefits afforded to other executives of the Company. In 2004, Mr. Karatz received a discretionary award of 1,000 Performance Units under the Unit Performance Program in accordance with the principles described above. He also received an award of 280,000 options and 30,000 shares of restricted stock in late 2004, representing his annual discretionary grant for fiscal 2005. Mr. Karatz is also a participant in the KB Home Retirement Plan and the KB Home Death Benefit Only Plan.
Policy on Deductibility of Compensation
The Company intends to comply with the requirements of Section 162(m) of the Internal Revenue Code with respect to maintaining tax deductibility for all executive compensation, except in circumstances when the Management Development and Compensation Committee believes that such compliance would not be in the best interests of the Company or its stockholders. The Company believes that all executive officer compensation paid in 2004 met the deductibility requirements of Section 162(m).
Management Development and Compensation Committee
The Management Development and Compensation Committee is responsible for approving the compensation strategy of the Company. The committee approves and monitors principal executive compensation programs, including those covering the Named Executive Officers. For each of the Company’s executive officers, the committee approves annual base salary, annual incentive bonus awards, and long-term incentive awards. The Management Development and Compensation Committee also approves all officer nominations and annual merit increase guidelines for all Company employees. The committee is composed entirely of independent directors within the meaning of the rules of both the Securities and Exchange Commission and the New York Stock Exchange.
   This report is respectfully submitted by the members of the Management Development and Compensation Committee:
Dr. Ray R. Irani, Chairman
Mr. James A. Johnson
Mr. J. Terrence Lanni
Mr. Leslie Moonves
Dr. Barry Munitz
Luis G. Nogales

KB HOME
Common Stock Price Performance

    The graphs below compare the cumulative total return (a) of KB Home Common Stock, the S&P Homebuilding Index, the Dow Jones Home Construction Index (b), and the S&P 500 Index for the last five fiscal year-end periods.
Last Five Fiscal Years

	1999	2000	2001	2002	2003	2004

KB Home	100	144	155	208	322	417
S&P Homebuilding Index	100	155	177	213	420	484
Dow Jones Home Construction	100	157	201	237	462	526
S&P 500 Index	100	96	84	70	81	91
   The above graph is based upon the Common Stock and index prices calculated as of the last trading day before December 1st of the fiscal year-end periods presented. The Company’s November 30, 2004 closing Common Stock price on the New York Stock Exchange was $87.89 per share. On February [     ], 2005, the Company’s Common Stock closed at $[          ] per share. The performance of the Company’s Common Stock depicted in the graphs above represents past performance only and is not indicative of future performance.

(a)	Total return assumes $100 invested at market close on November 30, 1999 in the Company, the S&P 500 Index, the S&P Homebuilding Index, and the Dow Jones Home Construction Index including reinvestment of dividends.

(b)	The three companies that comprise the S&P Homebuilding Index are: Centex Corporation, Pulte Homes, Inc. and the Company. The thirteen companies that comprise the Dow Jones Home Construction Index are: Beazer Homes, Centex Corporation, Champion Enterprises, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Lennar Corporation, MDC Holdings, Inc., NVR, Inc., Pulte Homes, Inc., Ryland Group, Inc., Standard Pacific Corporation, Toll Brothers, Inc. and the Company.

Employment Agreements, Change in Control Arrangements,
Retirement and Death Benefit Plans

Employment Agreements
Mr. Karatz, the Company’s Chairman and Chief Executive Officer, was employed under an employment agreement that he entered into with the Company in 1995 that provided for a term through November 30, 2001. In mid-2001, the 1995 agreement was amended and restated, pursuant to which, among other things, the term of the agreement was extended through December 31, 2008.
   For the 2004 fiscal year, under the terms of his employment agreement, Mr. Karatz was entitled to annual incentive compensation ranging from 1% to 2% of the Company’s pre-tax, pre-incentive income depending on the specified return on equity of the Company for the year. Mr. Karatz’s employment agreement provides that such incentive compensation will be paid 75% in cash and 25% in shares of restricted stock, unless the cash amount exceeds $5 million, in which case any excess will be paid in restricted stock. Accordingly, approximately 70% of Mr. Karatz’s 2004 bonus was paid in restricted stock. Pursuant to his agreement, any restricted stock granted under his employment agreement vests on the third anniversary of the date of grant, but will vest earlier in the event of Mr. Karatz’s death, disability, involuntary termination by the Company without cause or his voluntary termination for good reason.
   Under his employment agreement, Mr. Karatz is entitled to a specified minimum annual base salary of $900,000, which is subject to annual adjustment in the discretion of the Board of Directors. Mr. Karatz is also entitled to a modified nonqualified retirement arrangement pursuant to which he will receive an annual pension equal to 100% of his average base salary during the final three years of his employment, payable for 25 years, if he continues in the employment of the Company until November 30, 2008. If Mr. Karatz retires or his employment is terminated before such date, he will be entitled to a lesser amount pursuant to a defined formula. The retirement arrangement is structured so that upon Mr. Karatz’s death, the Company will recover the after-tax cost to the Company of his retirement benefit. The retirement arrangement also contemplates certain benefits prior to retirement in the event of death, disability, or a “change in ownership” of the Company. In addition, under his employment agreement, Mr. Karatz is entitled to receive other benefits generally awarded to Company executives, which, in 2004 included a discretionary stock option and restricted stock grant, and an award under the KB Home Unit Performance Program. Please see “Compensation of Chief Executive Officer in 2004” in the Management Development and Compensation Committee Report on Executive Compensation on pages 26-30 for additional information on compensation paid to Mr. Karatz during the year.
   In the event Mr. Karatz’s employment with the Company is terminated prior to the expiration of the amended and restated agreement, Mr. Karatz or his estate, as applicable, will receive the following:

•	in the event his employment is terminated as a result of his death or disability, an amount equal to two times Mr. Karatz’s average annual compensation for the three fiscal years prior to the date of the termination of his employment,

•	in the event his employment is terminated as a result of an involuntary termination of his employment by the Company without cause or his voluntary termination for good reason, an amount equal to three times his average annual compensation for the three fiscal years prior to the date of the termination of his employment, and

•	in the event his employment is terminated within 18 months following a “change of ownership” of the Company, an amount equal to three times his average annual compensation for the three fiscal years prior to the date of the termination of his employment. If, in such event, Mr. Karatz is subject to an excise tax under Section 4999 of the Internal Revenue Code with respect to the payments or distributions in the nature of compensation made to him by the Company in connection with a change in ownership of the Company, an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

   Upon Mr. Karatz’s termination of employment on or after the expiration of his employment agreement or upon his earlier retirement with the consent of the Board of Directors, Mr. Karatz’s employment agreement provides that the Company will continue to provide him and his family medical and dental benefits for Mr. Karatz’s lifetime at least equal to those which would have been provided under the Company’s plan had Mr. Karatz not retired or otherwise terminated his employment with the Company. If Mr. Karatz is not eligible under the terms of the Company’s medical and dental plans to continue to be covered, the Company shall provide Mr. Karatz with substantially similar coverage through other sources; provided, however, that the foregoing benefits will be reduced if Mr. Karatz becomes re-employed and to the extent he is eligible to receive comparable benefits from another employer. In addition, at the reasonable request of Mr. Karatz, the Company shall provide him with an appropriate office and administrative support commensurate with his then-former status as Chief Executive Officer of the Company, plus reimbursement of reasonable expenses attendant to the maintenance of such office and retention of such administrative support. At Mr. Karatz’s request, the Company shall, in lieu of providing such an office and administrative support, reimburse him for expenses of such office and administrative support.
   No other Named Executive Officer has an employment agreement with the Company.
Change in Control Arrangements
   The Company has a Change in Control Plan in which 13 senior corporate executives currently participate, including Mr. Mezger. The plan is designed to encourage the retention of senior executives in the event of a change in control of the Company, which could play a key role in the continuing success of the Company in the event of a change in control. The plan provides that if there is a “change in control” of the Company and a participating executive is terminated within a specified period after such change in ownership, other than for “cause” or “disability,” as defined in the plan, or if the executive terminates for “Good Reason,” the terminated executive will be entitled to receive an amount equal to one or two years’ average salary and cash incentive bonus, depending on the executive.
   Under the KB Home 1988 Employee Stock Plan, the KB Home Performance-Based Incentive Plan for Senior Management, the KB Home 1998 Stock Incentive Plan, the KB Home 1999 Incentive Plan and the KB Home 2001 Stock Incentive Plan, all outstanding stock options will become fully exercisable and all restrictions on outstanding shares of restricted Common Stock or other awards shall lapse upon a “change of ownership” of the Com-

pany. A change of ownership will be deemed to occur if: (i) current members of the Board of Directors or other directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company’s voting securities or in connection with an election contest) cease to represent a majority of the Board; or (ii) the Board determines that a change of ownership has occurred.
   The KB Home Unit Performance Program, which is administered under the Company’s employee stock plans, provides that upon a change of ownership each outstanding Performance Unit will be paid in cash at the target level.
   The KB Home Non-Employee Directors Stock Plan provides that upon a change of ownership, all outstanding options will become immediately exercisable and Stock Units shall immediately vest and will be paid in cash or shares of Common Stock, in accordance with the prior election made by each participating director. The KB Home Directors’ Legacy Program provides that upon a change of ownership of the Company, all participating directors shall become immediately vested under the program, and the Company shall create an irrevocable trust into which it shall transfer sufficient assets (including the directors’ life insurance policies) to make the designated charitable contributions for the participating directors.
   The Company also maintains a non-qualified Executive Deferred Compensation Plan. From 1985 to 1992, pursuant to the plan Mr. Karatz and certain other executives deferred receipt of a certain amount of pre-tax income, plus a Company matching contribution, until retirement, termination or certain other events, including a “change in control.” A change in control is defined in the plan to include the acquisition by a person or “group” (as defined) of 25% or more of the Company’s voting power, a transaction which results in a change in a majority of the then-incumbent Board or the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company continues to pay interest on prior contributions still held in the plan.
   Under the KB Home Retirement Plan, which is described in more detail on page 36 under “Retirement Plan”, participants become fully vested in their Retirement Plan benefits, and may elect a lump sum distribution of Retirement Plan benefits, in the event of a “change in control.” A “change in control” under the Retirement Plan is generally defined to include certain changes in control that must be reported pursuant to federal securities laws, the acquisition by a person or “group” (as defined) of 15% or more of the Company’s voting power, and certain changes in a majority of the Board.
   The Company also maintains the KB Home Death Benefit Only Plan (the “DBO Plan”), which is described in more detail under “Death Benefit Only Plan” on pages 36-37. Participants become fully vested in their DBO Plan benefits and, as described more fully below, will receive a distribution of the insurance policy on their life in cash in the event of a “change in control.” A “change in control” under the DBO Plan is generally defined to include certain changes in control that must be reported pursuant to federal securities laws, the acquisition by a person or “group” (as defined) of 20% or more of the Company’s voting power, and certain changes in a majority of the Board.

Retirement Plan
   The Company adopted the KB Home Retirement Plan in 2002. The Retirement Plan provides certain supplemental retirement benefits to selected executives. Currently, 27 executives, including all of the Company’s Named Executive Officers, participate in the Retirement Plan. The Company establishes an “annual benefit amount” for each participant in the Retirement Plan. A participant becomes entitled to benefits under the Retirement Plan only if the participant releases the Company from any and all claims that he or she may then have against the Company and only if the participant’s termination of employment with the Company occurs either (i) on or after the fifth anniversary of the date the participant commenced participation in the Retirement Plan, or (ii) before that date, due to the participant’s death or disability. A participant is eligible for a reduced level of benefits if the Company terminates the participant’s employment without cause after the fourth, but before the fifth, anniversary of the date the participant commenced participation in the Retirement Plan.
   If a participant becomes entitled to Retirement Plan benefits, the Company will pay the participant a series of installment payments over a period of twenty years commencing following the later of (1) the participant’s attainment of age 55, (2) the tenth anniversary of the date the participant commenced participation in the Retirement Plan, or (3) the termination of the participant’s employment with the Company. The annual benefit to be paid to a participant who is entitled to Retirement Plan benefits (to be paid each year over the twenty-year payment period) equals the “annual benefit amount” determined by the Company for that participant. Messrs. Karatz, Mezger, Freed and Moss, and Ms. Byrant commenced participation in the Retirement Plan as of July 11, 2002 and, in 2004, their annual benefit amounts were $800,000, $450,000, $100,000, $100,000 and $150,000, respectively. The Company may elect to pay a participant the actuarial equivalent of his or her benefits in a lump sum payment as opposed to installments over twenty years. A participant’s benefits will be paid to a participant’s beneficiary if the participant dies.
Death Benefit Only Plan
   In 2001, the Company implemented the DBO Plan. Currently 57 executives, including all of the Named Executive Officers, participate in the DBO Plan. The beneficiary of a DBO Plan participant is entitled to DBO Plan benefits if the participant either (1) dies while actively employed by the Company or an affiliate or (2) dies after completing 10 years of service with the Company or an affiliate, including at least five consecutive years of service while a DBO Plan participant. Each participant is assigned a “basic” level of benefit of either $1 million or $500,000. A beneficiary of a participant entitled to benefits receives an aggregate DBO Plan benefit in an amount that equals, after the payment of all federal and state income taxes attributable to such benefit, a net after-tax benefit to the beneficiary of either $1 million or $500,000, as applicable; in the discretion of the committee that administers the plan, payroll taxes may also be taken into account. The basic death benefit of each of Messrs. Karatz, Mezger, Freed, and Moss and Ms. Bryant is $1 million.
   The Company has purchased life insurance policies on the lives of the participants in the DBO Plan. In the event of a change in control, the Company will pay to the issuance company, on behalf of each participant, an amount large enough so that, after the payment, the policy is “fully paid up.” For this purpose, the term “fully paid up” means that, after the payment described in the preceding sentence is paid as a premium to the insurer, the value of the policy is such that the policy is projected (based on assumptions set forth in the DBO Plan) to be able to pay at least the basic benefit applicable to the participant if the participant dies at any time after the change in control and prior to age 100. The policy will then be transferred to the participant along with a cash payment large enough to pay any federal or state or local income or payroll taxes (including excise taxes, such as the excise tax under Section 4999 of the Internal Revenue Code, if applicable) attributable to the distribution of the policy and the cash payment.

Executive Compensation

Summary Compensation Table
   The following Summary Compensation Table sets forth the total compensation earned by each of the Named Executive Officers for the fiscal years ended November 30, 2004, 2003 and 2002.

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	LTIP	All Other
	Fiscal		Bonus	Compensation	Stock	Options/	Payouts	Compensation
Name and Position	Year	Salary($)	($)(a)	($)(b)	Awards($)	SARs(#)	($)(c)	($)(d)

Bruce Karatz
Chairman and	2004	$1,000,000	$5,000,000	$165,263	$14,045,340	280,000	$3,865,455	$101,528
Chief Executive	2003	994,667	5,000,000	—0—	9,995,580	280,000	2,432,478	95,995
Officer	2002	921,000	7,755,970	—0—	6,023,880	500,000	1,803,678	95,556

Jeffrey T. Mezger
Executive Vice	2004	478,333	2,000,000	—0—	3,524,962	100,000	2,761,071	28,800
President and	2003	458,333	2,000,000	—0—	2,473,948	112,000	1,737,475	27,500
Chief Operating	2002	431,000	3,766,789	—0—	—0—	273,303	1,503,072	25,100
Officer

Robert Freed
Regional General	2004	229,167	1,250,000	—0—	1,107,985	12,500	1,380,426	13,800
Manager	2003	219,167	1,774,697	—0—	968,435	16,800	868,806	550
	2002	205,000	2,078,159	—0—	—0—	53,918	730,880	500

Jay Moss
Regional General	2004	259,167	1,250,000	—0—	1,862,689	12,500	1,380,426	15,600
Manager	2003	249,167	1,449,165	—0—	662,132	16,800	868,806	14,450
	2002	240,000	1,134,207	—0—	—0—	36,828	681,367	14,400

Leah S.W. Bryant
Regional General	2004	269,167	1,250,000	—0—	901,057	12,500	1,104,494	16,013
Manager	2003	232,500	1,250,000	—0—	637,049	32,400	521,270	13,950
	2002	218,077	1,319,888	—0—	—0—	20,000	150,303	13,140

(a)	The 2004 bonus reported for Mr. Karatz is comprised of the cash portion of his annual incentive bonus. Mr. Karatz’s annual incentive bonus is determined by a performance-based formula set forth in his employment agreement. The formula requires, among other things, that any amount earned over $5,000,000 must be paid in shares of three-year restricted stock. Accordingly, in 2004, $5,000,000 of Mr. Karatz’s incentive bonus was paid in cash, and $11,750,000 was paid in 107,397 shares of restricted stock and is reported separately in the table above under “Restricted Stock Awards.” The amount of shares of restricted stock issued to Mr. Karatz was determined by reference to the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant (January 14, 2005). Please see “Employment Agreements” on pages 33-34 for a description of the performance-based incentive compensation formula in Mr. Karatz’s employment agreement. The remaining $2,295,340 of the restricted stock awards reported for Mr. Karatz in 2004 is a grant of 30,000 shares of Common Stock made on October 22, 2004 as part of

Mr. Karatz’s 2005 equity incentive award, the value reported determined by reference to the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant.

Restricted stock grants reported for Messrs. Mezger, Freed and Moss and Ms. Bryant include the restricted Common Stock portion of their 2005 equity incentive awards, granted on October 22, 2004, as follows: Mr. Mezger 9,500; Mr. Freed 1,250; Mr. Moss 1,250; and Ms. Bryant 1,250. In addition, in 2004 certain limits were placed on the amount of annual incentive awards for certain senior executives that may be paid in cash. Accordingly, as a result of these caps, on January 14, 2005, the Named Executive Officers received restricted stock awards in the following amounts: Mr. Karatz 107,397, Mr. Mezger 25,575; Mr. Freed 9,253; Mr. Moss 16,151; and Ms. Bryant 7,362.

In accordance with the Company’s Executive Deferred Compensation Plan, irrevocable elections to defer a portion of 2004 cash incentive bonuses were required to be made in December of 2003.

(b)	The Named Executive Officers receive certain personal benefits, including financial planning and tax preparation services, an automobile and gasoline allowance and automobile insurance reimbursement; however, in accordance with Securities and Exchange Commission rules, personal benefits for each Named Executive Officer in 2004 totaling less than $50,000 in aggregate incremental cost to the Company have been omitted. Of the amount reported for Mr. Karatz, $113,010 related to the incremental cost to the Company for his personal use of Company owned aircraft.

(c)	Payouts in 2004 to all participants under the Company’s long-term incentive program, the Unit Performance Program, were paid in cash.

(d)	These amounts represent the Company’s aggregate contributions to the Company’s 401(k) Savings Plan, Supplemental Nonqualified Deferred Compensation Plan and the amount of interest earned on the Executive Deferred Compensation Plan at a rate in excess of 120% of the applicable federal rate. In fiscal 2004 the Named Executive Officers accrued the following respective amounts under such plans: Mr. Karatz $12,300, $47,700 and $41,528; Mr. Mezger $12,300, $16,500 and $0; Mr. Freed $12,300, $1,500 and $0; Mr. Moss $12,300, $3,300 and $0; and Ms. Bryant $12,300, $3,713 and $0.

Option/ SAR Grants in Last Fiscal Year
The following table summarizes information relating to stock option grants during 2004 to the Named Executive Officers. All options granted are for shares of the Company’s Common Stock. No stock appreciation rights have been granted at any time under the Company’s employee stock plans.

	Number of	Percent of				Potential Realizable Value at
	Securities	Total				Assumed Annual Rate of
	Underlying	Options				Stock Price Appreciation for
	Options	Granted to	Exercise or			Option Term(c)
	Granted	Employees in	Base Price	Grant	Expiration
Name	(#)(a)	Fiscal Year	($/sh)(b)	Date	Date	5%($)	10%($)

Bruce Karatz	280,000	25.5%	$76.50	10/22/04	10/22/19	$23,110,642	$68,056,656
Jeffrey T. Mezger	100,000	9.1	76.50	10/22/04	10/22/19	8,253,801	24,305,948
Robert Freed	12,500	1.1	76.50	10/22/04	10/22/19	1,031,725	3,038,244
Jay Moss	12,500	1.1	76.50	10/22/04	10/22/19	1,031,725	3,038,244
Leah S.W. Bryant	12,500	1.1	76.50	10/22/04	10/22/19	1,031,725	3,038,244

(a)	Except as noted below, options reported are original option grants and are exercisable in cumulative 33% installments commencing one year from the date of grant, with full vesting occurring on the third anniversary of the date of grant. The options granted on October 22, 2004 represent annual equity incentive awards to the Named Executive Officers for fiscal 2005.

(b)	All options were granted at market value on the date of grant. The term “market value” as used with respect to this table was computed as the average of the high and low stock prices for the Company’s Common Stock on the New York Stock Exchange on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by withholding a number of the underlying shares, subject to certain conditions.

(c)	Gains are net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation over the 15-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock, overall stock market conditions, as well as the optionholders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved, or may be exceeded.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year End Option/ SAR Value

			Number of Unexercised		Value of Unexercised
			Options Held at Fiscal		In-the-Money Options at
	Shares		Year End(#)		Fiscal Year End($)(b)
	Acquired on	Value
Name	Exercise(#)	Realized($)(a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bruce Karatz	431,659	$25,977,391	1,995,818	543,334	$115,059,996	$12,738,132
Jeffrey T. Mezger	—0—	—0—	678,612	241,332	36,747,665	5,729,649
Robert Freed	29,999	1,901,604	18,934	30,366	718,249	681,382
Jay Moss	33,919	2,030,142	37,267	30,366	2,136,590	681,382
Leah S.W. Bryant	24,999	1,440,057	44,135	40,765	2,064,894	974,989

(a)	Represents the difference between the market value of the Company’s Common Stock at exercise minus the exercise price of the options.

(b)	Represents the difference between the $87.89 closing price of the Company’s Common Stock on November 30, 2004 on the New York Stock Exchange and the exercise price of the options.
Long-Term Incentive Plans — Awards in Last Fiscal Year
   The following table provides information on long-term incentive awards granted in 2004 to the Named Executive Officers under the Unit Performance Program. Please also see the “Management Development and Compensation Committee Report on Executive Compensation” on pages 26-30 for more information on the Unit Performance Program.

			Estimated Future Payout in Shares
	Number of		of Common Stock
	Performance
Name	Units(#)(a)	Performance Period	Threshold(#)(b)	Target(#)	Maximum(#)

Bruce Karatz	700	12/1/03 — 11/30/06	$350,000	$700,000	$1,050,000
Jeffrey T. Mezger	500	12/1/03 — 11/30/06	250,000	500,000	750,000
Robert Freed	250	12/1/03 — 11/30/06	125,000	250,000	375,000
Jay Moss	250	12/1/03 — 11/30/06	125,000	250,000	375,000
Leah S.W. Bryant	250	12/1/03 — 11/30/06	125,000	250,000	375,000

(a)	At the beginning of fiscal 2004, the Company awarded Performance Units under the Unit Performance Program for the fiscal 2004 – 2006 performance period. Each Performance Unit represents the opportunity to receive an award payable in cash or in shares of Common Stock. The dollar value or actual number of shares awarded at the end of the performance period will depend upon the Company’s cumulative earnings per share, or EPS and average pre-tax return on investment, or PROI, during the performance period. The target dollar value or number of shares will be awarded if a specified, targeted cumulative EPS and average PROI are achieved for the period. The threshold dollar value or number of shares equal to 50% of the target number, will be awarded if a specified minimum cumulative EPS and average PROI are achieved for the period. Achievement of either the specified minimum cumulative EPS or average PROI, but not both, would result in a smaller payout than the threshold dollar value or number of shares. The maximum dollar value or number of shares, equal to 150% of the target number, will be awarded if the specified maximum cumulative EPS and average PROI for the period are achieved or exceeded. If paid out in shares, the number of shares awarded at the end of the performance period will depend on the market value of the Common Stock at that time.

(b)	No award will be made upon the vesting of a Performance Unit if neither the specified minimum cumulative EPS nor the specified minimum average PROI is achieved for the 2004 – 2006 performance period.

Audit and Compliance Committee Report

    The Audit and Compliance Committee of the Company’s Board of Directors acts under a written Audit and Compliance Committee Charter. The Audit and Compliance Committee Charter was first adopted in 1999, and was revised and restated in February 2004 in conformity with the new New York Stock Exchange corporate governance listing standards and U.S. Securities and Exchange Commission proxy disclosure rules.
   The Board of Directors has determined that each of the members of the Audit Committee is independent, is “financially literate”, and at least one member has “financial management expertise” under the current New York Stock Exchange Listing standards. In addition, the Board of Directors has determined that Ms. Lora qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.
   The Audit Committee reviews the Company’s financial reporting process and its internal controls processes on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles used in the United States.
   In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.
   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2004, for filing with the Securities and Exchange Commission.
This report is respectfully submitted by the members of the Audit and Compliance Committee:
Dr. Barry Munitz, Chairman
Mr. Ronald W. Burkle
Ms. Melissa Lora
Mr. Michael G. McCaffery
Mr. Luis G. Nogales

Independent Auditor Fees and Services

     Auditor Fees in 2004 and 2003. The firm of Ernst & Young LLP served as the Company’s principal independent auditors for 2004 and 2003. The Company paid Ernst & Young LLP the following fees in 2004 and 2003.

	Fiscal Year Ended
	(in thousands)

	2004	2003

Audit Fees	$1,758	$946
Audit-related Fees	140	181
Tax Fees	43	41
All Other Fees	-0-	-0-

Total Fees	$1,941	$1,168

     Audit fees include statutory audits of the Company’s French subsidiary, Kaufman & Broad S.A., which is publicly traded on the Premier Marché of the Paris Bourse, audits of the Company’s wholly owned mortgage banking subsidiary and audit services performed in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for the Kaufman & Broad S.A. statutory audits totaled $400,000 in fiscal 2004 and $375,000 in fiscal 2003.
     Audit-related services generally include fees for 401(k) or employee benefit plan audits and accounting consultations.
     Tax fees generally include fees for review of the Company’s federal income tax return, as well as several state income tax returns.
     Auditor Fees Pre-approval Policy. In 2003, the Audit and Compliance Committee approved a policy concerning the pre-approval of audit and permitted non-audit services to be provided by the principal independent auditor to the Company. The policy requires that all services provided by Ernst & Young LLP to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Committee. In some cases, pre-approval is provided by the full Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Committee has the delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Committee.
     The Audit and Compliance Committee approved all audit and non-audit services provided by Ernst & Young LLP during the 2004 fiscal year.
     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

Other Matters

Certain Relationships and Related Party Transactions
Matthew Karatz, manager of land acquisition and planning for the Company’s Los Angeles division, is the son of Bruce Karatz, the Company’s Chairman and Chief Executive Officer. In fiscal 2004, Matthew Karatz earned $160,775.08 ($164,521.57 including auto allowance and gas) in salary and bonus. Robert Karatz, a broker liaison for the Company’s Los Angeles division, is the brother of Bruce Karatz. In fiscal 2004, Robert Karatz earned $69,600 in bonus and commissions ($75,039.32 including auto allowance and gas). The compensation earned by these individuals, both of whom joined the Company in 2002, is consistent with compensation paid to other KB Home employees in similar positions.
Section 16(a) Beneficial Ownership
Reporting Compliance
Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, as amended, all such Forms were filed on a timely basis by the Company’s reporting persons during 2004, except for a late filing by Mr. Glen Barnard regarding the purchase of 253 shares of Common Stock through his individual brokerage account in October and November 2004, and Ms. Bryant regarding the acquisition of 2,500 shares of restricted stock from the Company on December 1, 2003.
Financial Statements
The Company’s audited consolidated financial statements and notes thereto, including selected financial information and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended November 30, 2004 are included on pages [     ] through [     ] of the Company’s 2004 Annual Report on Form 10-K, which are being mailed to stockholders concurrently with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of the independent auditors thereon, selected financial information, and management’s discussion and analysis of financial condition and results of operations in the Annual Report are incorporated by reference herein.
Other Business
The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by properly delivered proxies on such matters in accordance with their judgment in the best interest of the Company.
Stockholder Proposals for 2006 Annual Meeting
Any proposal of a stockholder intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than October 28, 2005. Further, management proxies for the Company’s 2006 Annual Meeting of Stockholders will use their discretionary voting authority with respect to any proposal presented at the meeting by a stockholder who does not provide the Company with written notice of such proposal prior to January 11, 2006.
Cost and Method of Proxy Solicitation
The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, and the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other employees of the Company by telephone, facsimile, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. The Company will use the services of Georgeson Shareholder Communications Inc., a professional soliciting organization, to assist in proxy solicitation and in distributing proxy materials to institutions, brokerage houses, custodians, nominees and other fiduciaries. The Company estimates the costs for such services will not exceed $8,500.
By Order of the Board of Directors,
William A. Richelieu
Assistant Corporate Secretary
February 25, 2005
Los Angeles, California

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 7, 2005
CONFIDENTIAL INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY
TRUSTEE FOR THE KB HOME 401(k) SAVINGS PLAN

Receipt of proxy material for the above Annual Meeting is acknowledged. I instruct you to vote (in person or by proxy) all shares of Common Stock of KB Home (the “Company”) held by you for my account under the Company’s Amended and Restated 401(k) Savings Plan at the Company’s Annual Meeting of Stockholders to be held on April 7, 2005 at 9:00 a.m., and at all adjournments thereof, on the matters as indicated on the reverse side of this card and in your discretion on any other matters that may come before the Annual Meeting and as to which discretionary authority is permitted by applicable law. If this card is signed and returned, but no choice is specified, I instruct you to vote this proxy FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4 and upon such other business as may come before the Annual Meeting in accordance with the Board of Directors’ recommendation.

PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 2005

Dear Fellow Employee:

Just a reminder, your vote and your investment in KB Home are very important. Please complete and return your Confidential Instruction Card for tabulation by no later than April 4, 2005 to ensure that your vote is counted.

Bruce Karatz
Chairman and Chief Executive Officer

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”			FOR (EXCEPT AS MARKED TO THE CONTRARY)	WITHHOLD AUTHORITY TO VOTE FOR NOMINEES LISTED
1.	ELECTION OF DIRECTORS NOMINEES IN CLASS I:		☐	☐
	01 JAMES A. JOHNSON	03 DR. BARRY MUNITZ
02 J. TERRENCE LANNI

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO AMEND THE AMENDED CERTIFICATE OF INCORPORATION OF KB HOME TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF KB HOME COMMON STOCK FROM 100 MILLION SHARES TO 300 MILLION SHARES.	☐	☐	☐

3.	PROPOSAL TO RATIFY ERNST & YOUNG LLP AS KB HOME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2005.	☐	☐	☐

YOUR DIRECTORS RECOMMEND A VOTE “AGAINST”		FOR	AGAINST	ABSTAIN

4.	STOCKHOLDER PROPOSAL CONCERNING FUTURE SENIOR EXECUTIVE RESTRICTED STOCK GRANTS TO BE PERFORMANCE AND TIME BASED.	☐	☐	☐

You may consent to receive all future annual meeting materials and stockholder communications electronically. Enroll at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence.

Signature(s)	Date	,	2005

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲ Detach here from proxy voting card ▲

Vote by Telephone

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59PM Eastern Time
the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 7, 2005

The undersigned hereby appoints Bruce Karatz and Kimberly N. King, and each of them, as proxies with full power of substitution and revocation, to vote all of the shares of KB Home Common Stock the undersigned is entitled to vote at the KB Home Annual Meeting of Stockholders to be held on April 7, 2005, or at any adjournment thereof, upon the Proposals set forth on the reverse side of this Proxy Card and described in the accompanying Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”			FOR (EXCEPT AS MARKED TO THE CONTRARY)	WITHHOLD AUTHORITY TO VOTE FOR NOMINEES LISTED
1.	ELECTION OF DIRECTORS NOMINEES IN CLASS I:		☐	☐
	01 JAMES A. JOHNSON	03 DR. BARRY MUNITZ
02 J. TERRENCE LANNI

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO AMEND THE AMENDED CERTIFICATE OF INCORPORATION OF KB HOME TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF KB HOME COMMON STOCK FROM 100 MILLION SHARES TO 300 MILLION SHARES.	☐	☐	☐

3.	PROPOSAL TO RATIFY ERNST & YOUNG LLP AS KB HOME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2005.	☐	☐	☐

YOUR DIRECTORS RECOMMEND A VOTE “AGAINST”		FOR	AGAINST	ABSTAIN

4.	STOCKHOLDER PROPOSAL CONCERNING FUTURE SENIOR EXECUTIVE RESTRICTED STOCK GRANTS TO BE PERFORMANCE AND TIME BASED.	☐	☐	☐

You may consent to receive all future annual meeting materials and stockholder communications electronically. Enroll at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and AGAINST proposal 4.

Signature(s)	Date	,	2005

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲ Detach here from proxy voting card ▲

Vote by Telephone

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59PM Eastern Time
the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

PROXY

ANNUAL MEETING OF STOCKHOLDERS
APRIL 7, 2005
CONFIDENTIAL INSTRUCTIONS TO WACHOVIA BANK, N.A.
TRUSTEE FOR THE KB HOME GRANTOR STOCK TRUST

With respect to the voting at the Annual Meeting of Stockholders of KB Home (the “Company”) to be held on April 7, 2005, or any adjournment or postponement thereof, the undersigned participant in the Company’s employee stock option plans hereby directs Wachovia Bank, N.A., as Trustee of the Company’s Grantor Stock Trust, to vote all of the shares for which the undersigned is entitled to direct the vote under the Grantor Stock Trust in accordance with the following instructions:

THE VOTES THAT THE UNDERSIGNED IS ENTITLED TO DIRECT UNDER THE COMPANY’S GRANTOR STOCK TRUST WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF THIS CARD IS SIGNED AND RETURNED, BUT NO CHOICE IS INDICATED, THE VOTES THAT THE UNDERSIGNED IS ENTITLED TO DIRECT WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4 AND UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 2005

Dear Fellow Employee:

Just a reminder, your vote and your investment in KB Home are very important. Please complete and return your Confidential Instruction Card for tabulation by no later than April 4, 2005 to ensure that your vote is counted.

Bruce Karatz
Chairman and Chief Executive Officer

Mark here for address change or comments.	☐
PLEASE SEE REVERSE SIDE

YOUR DIRECTORS RECOMMEND A VOTE “FOR”			FOR (EXCEPT AS MARKED TO THE CONTRARY)	WITHHOLD AUTHORITY TO VOTE FOR NOMINEES LISTED
1.	ELECTION OF DIRECTORS NOMINEES IN CLASS I:		☐	☐
	01 JAMES A. JOHNSON	03 DR. BARRY MUNITZ
02 J. TERRENCE LANNI

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO AMEND THE AMENDED CERTIFICATE OF INCORPORATION OF KB HOME TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF KB HOME COMMON STOCK FROM 100 MILLION SHARES TO 300 MILLION SHARES.	☐	☐	☐

3.	PROPOSAL TO RATIFY ERNST & YOUNG LLP AS KB HOME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2005.	☐	☐	☐

YOUR DIRECTORS RECOMMEND A VOTE “AGAINST”		FOR	AGAINST	ABSTAIN

4.	STOCKHOLDER PROPOSAL CONCERNING FUTURE SENIOR EXECUTIVE RESTRICTED STOCK GRANTS TO BE PERFORMANCE AND TIME BASED.	☐	☐	☐

You may consent to receive all future annual meeting materials and stockholder communications electronically. Enroll at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence.

Signature(s)	Date	,	2005

Note: Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Joint owners should sign.

▲ Detach here from proxy voting card ▲

Vote by Telephone

24 Hours a Day, 7 Days a Week

Telephone voting is available through 11:59PM Eastern Time the day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.